As filed with the Securities and Exchange Commission on December 3, 2018

Registration Statement No. 333-208380

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO THE FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANCHOR BANCORP
(Exact name of registrant as specified in its charter)

Washington	26-3356075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Woodland Square Loop SE, Lacey, Washington	98503
(Address of principal executive offices)	(Zip code)

Anchor Bancorp 2015 Equity Incentive Plan
(Full title of the plan)

John F. Breyer, Jr. Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 filed on December 8, 2015 (Filed No. 333-208380) and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant's common stock ("Common Stock") and any related plan interests previously registered under the foregoing registration statement that may have been issuable pursuant to the Anchor Bancorp 2015 Equity Incentive Plan ("Plan").

On November 15, 2018, pursuant to the Agreement and Plan of Merger, dated as of July 17, 2018, by and between FS Bancorp, Inc. ("FS Bancorp") and Anchor Bancorp, the Registrant merged with and into FS Bancorp, with FS Bancorp as the surviving corporation (the "Merger"). As a result of the Merger, Registrant has terminated the offering of Common Stock under the Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statement to remove from registration by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered with respect to the Plan which remain unsold and unissued under the foregoing registration statement in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment  to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountlake Terrace, State of Washington, on December 3, 2018.

FS BANCORP, INC As successor-in-interest to Anchor Bancorp

By: /s/Joseph C. Adams
Joseph C. Adams
Chief Executive Officer (Duly Authorized Representative)

Note: No other person is required to sign the Post-Effective Amendment in reliance on Rule 478 of the Securities Act.